Exhibit 99.1

BAINBRIDGE BANCSHARES, INC.

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheet	2
Consolidated statement of operations	3
Consolidated statement of comprehensive loss	4
Consolidated statement of stockholders’ equity	5
Consolidated statement of cash flows	6
Notes to consolidated financial statements	7-21

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors

Bainbridge Bancshares, Inc.

Bainbridge, Georgia

We have audited the accompanying consolidated balance sheet of Bainbridge Bancshares, Inc. as of December 31, 2004, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bainbridge Bancshares, Inc. and subsidiary as of December 31, 2004, and the results of their operations and cash flows for the year then ended, in conformity with U. S. generally accepted accounting principles.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia

March 4, 2005

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

Assets
Cash and due from banks	$3,700,703
Federal funds sold	3,780,000
Securities available for sale, at fair value	3,093,258
Restricted equity securities, at cost	200,800
Loans	24,315,290
Less allowance for loan losses	250,000

Loans, net	24,065,290
Premises and equipment, net	983,171
Accrued interest receivable	242,477
Other assets	54,399

$36,120,098

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$6,235,472
Interest-bearing	23,958,915

Total deposits	30,194,387
Accrued interest payable	68,207
Other liabilities	17,002

Total liabilities	30,279,596

Commitments and contingencies
Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—
Common stock, no par value; 10,000,000 shares authorized; 650,000 shares issued and outstanding	—
Paid-in-capital	6,459,736
Accumulated deficit	(612,878)
Acumulated other comprehensive loss	(6,356)

Total stockholders’ equity	5,840,502

$36,120,098

See Notes to Consolidated Financial Statements.

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

Interest income
Loans, including fees	$732,074
Taxable securities	40,116
Federal funds sold	27,659

799,849

Interest expense
Deposits	181,131
Other borrowings	13,694

194,825

Net interest income	605,024
Provision for loan losses	250,000

Net interest income after provision for loan losses	355,024

Other income
Service charges on deposit accounts	69,996
Other fees and income	15,813

85,809

Other expenses
Salaries and employee benefits	432,159
Occupancy and equipment expense	131,833
Data processing expense	84,648
Other operating expense	258,257

906,897

Net loss	$(466,064)

Net loss per common share	$(.72)

See Notes to Consolidated Financial Statements.

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2004

Net loss	$(466,064)
Other comprehensive loss:
Net unrealized holding losses arising during period, net of tax benefit of $(3,275)	(6,356)

Comprehensive loss	$(472,420)

See Notes to Consolidated Financial Statements.

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2004

	Common Stock Shares	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, December 31, 2003	100	$6,900	$(146,814)	$—	$(139,914)
Proceeds from sale of common stock, net of stock offering cost of $46,164	649,900	6,452,836	—	—	6,452,836
Comprehensive loss	—	—	—	(6,356)	(6,356)
Net loss	—	—	(466,064)	—	(466,064)

Balance, December 31, 2004	650,000	$6,459,736	$(612,878)	$(6,356)	$5,840,502

See Notes to Consolidated Financial Statements.

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

OPERATING ACTIVITIES
Net loss	$(466,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	46,374
Provision for loan losses	250,000
Provision for deferred taxes	(7,753)
Increase in accrued interest receivable	(242,477)
Increase in other assets	(9,367)
Increase in accrued interest payable	68,207
Increase in other liabilities	9,012

Net cash used in operating activities	(352,068)

INVESTING ACTIVITIES
Increase in federal funds sold	(3,780,000)
Purchase of securities available for sale	(3,806,107)
Proceeds from maturities of securities available for sale	703,218
Purchase of restricted equity securities	(200,800)
Increase in loans	(24,315,290)
Purchase of premises and equipment	(457,910)

Net cash used in investing activities	(31,856,889)

FINANCING ACTIVITIES
Increase in deposits	30,194,387
Principal payments on other borrowings	(530,000)
Payment of advances from organizers	(220,000)
Proceeds from issuance of common stock	6,499,000
Stock offering costs	(46,164)

Net cash provided by financing activities	35,897,223

Net increase in cash	3,688,266
Cash and due from banks, beginning of year	12,437

Cash and due from banks, end of year	$3,700,703

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$126,618

See Notes to Consolidated Financial Statements.

BAINBRIDGE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bainbridge Bancshares, Inc. (the “Company”) was incorporated on June 25, 2003 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the issued and outstanding capital stock of First National Bank of Decatur County (the “Bank”), an association organized under the laws of the United States, which conducts a general banking business in Decatur County, Georgia. In March 2004, the Company obtained regulatory approval to become a registered bank holding company subject to regulation by the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. In April 2004, the Bank was chartered as a national bank subject to regulations by the Office of the Comptroller of the Currency and commenced banking operations on April 5, 2004. The Bank provides a full range of banking services to individuals and corporate customers in its primary market areas of Bainbridge and Decatur County, Georgia and the surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank had sufficient cash reserves to meet these requirements at December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses included in earnings and reported in other comprehensive loss, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

Loan origination fees and direct organization costs of loans are recognized at the time the loan is placed on the books. Because the loan origination fee approximates the cost of most loans and the majority of loans have maturities of one year or less, the effect on operations is immaterial.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. The Bank had no loans which it considered to be impaired at December 31, 2004.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives:

Years
Buildings	39
Furniture and equipment	3-7

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances for deferred income tax assets are provided to the extent management deems necessary. At December 31, 2004, valuation allowances have been provided for all deferred tax assets except for those related to available-for-sale securities. See Note 9 for additional details.

Losses Per Share

Losses per common share are computed by dividing net loss or comprehensive loss by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share would be computed by dividing net loss after adjustments for the after-tax income effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for the year ended December 31, 2004 was 650,000. There were no potential shares of common stock outstanding at December 31, 2004 that would have a dilutive effect on net loss.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. However certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet; such items, along with net loss, are components of comprehensive loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net loss, as all options granted under the plans had an exercise price equal to the market value of the underlying stock on the date of grant.

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities that file as small business issuers – as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This Statement applies to all awards granted or vesting after the required effective date and to awards modified, repurchased or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale at December 31, 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U. S. Government and agency securities	$958,522	$1,300	$(1,312)	$958,510
Mortgage-backed securities	2,144,367	9	(9,628)	2,134,748

	$3,102,889	$1,309	$(10,940)	$3,093,258

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
Due from one year to five years	$958,522	$958,510
Mortgage-backed securities	2,144,367	2,134,748

	$3,102,889	$3,093,258

Securities with a carrying value of $525,094 at December 31, 2004 were pledged to secure public deposits and for other purposes required or permitted by law.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004.

	Less Than Twelve Months
	Gross Unrealized Losses	Fair Value
December 31, 2004:
U.S. Government and federal agencies	$(1,312)	$457,210
Mortgage-backed securities	(9,628)	1,633,041

Total temporarily impaired debt securities	$(10,940)	$2,090,251

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, five debt securities have unrealized losses with aggregate depreciation of less than 1% from the Bank’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows at December 31, 2004:

Commercial, financial and agricultural	$14,406,723
Real estate – construction	2,350,319
Real estate – mortgage	6,609,917
Consumer	948,331

24,315,290
Allowance for loan losses	(250,000)

Loans, net	$24,065,290

Changes in the allowance for loan losses for the year ended December 31, 2004 were as follows:

Balance, beginning of year	$—
Provision charged to operations	250,000

Balance, end of year	$250,000

There were no nonaccrual or impaired loans at December 31, 2004. There were no loans past due ninety days or more and still accruing interest.

In the ordinary course of business, the Bank has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 were as follows:

Balance, beginning of year	$—
Advances	4,291,763
Repayments	(1,599,212)

Balance, end of year	$2,692,551

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2004 are summarized as follows:

Land and improvements	$557,397
Building	64,436
Furniture and equipment	340,252
Construction in progress, estimated cost to complete $1,632,500	67,460

1,029,545
Accumulated depreciation	(46,374)

$983,171

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 was $5,180,437. The scheduled maturities of time deposits at December 31, 2004 were as follows:

Less than one year	$4,215,881
From one to three years	3,671,138
Greater than three years	763,631

$8,650,650

NOTE 6.	EMPLOYEE BENEFIT PLAN

Profit Sharing Plan

The Bank has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Employees may contribute up to 20 percent of their compensation subject to certain limits based on federal tax laws. The Bank may make a contribution to the plan each year. The Board of Directors will determine the amount, if any, the Bank will contribute each year. The contributions expensed were $1,658 for the year ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	STOCK-BASED COMPENSATION

The Company has a 2003 stock option plan reserving 100,000 shares of common stock for the granting of options to directors, officers and employees. Both incentive stock options and non-qualified stock options may be granted under the Plan. Option prices reflect the fair market value of the Company’s common stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors.

Other pertinent information related to the options is as follows:

	2004
	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	—	—
Granted	34,000	$10
Exercised	—	—
Terminated	—	—

Outstanding at end of year	34,000	$10

Options exercisable at year-end	—	—
Weighted-average fair value of options granted during the year	$3.85	—

Information pertaining to options outstanding at December 31, 2004 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$10	30,000	9.33 years	$10	—	$—
$10	4,000	10 years	$10	—	—

	34,000			—	$—

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	0%
Expected life	10 years
Expected volatility	0%
Risk-free interest rate	5.05%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	WARRANTS TO PURCHASE SHARES OF COMMON STOCK

In recognition of the efforts made and financial risks undertaken by the organizers in organizing Bainbridge Bancshares and the Bank, the organizers were issued warrants to purchase 124,832 additional shares of common stock at an exercise price of $10 per share. The warrants become exercisable as follows:

41,611 shares on March 23, 2005

41,611 shares on March 23, 2006

41,610 shares on March 23, 2007

The warrants are exercisable for a period of ten years from April 5, 2004.

NOTE 9.	INCOME TAXES

The components of income tax benefits at December 31, 2004 were as follows:

Current	$(150,205)
Deferred	(7,753)
Change in valuation allowance	157,958

$—

The components of the net deferred tax asset, included in other assets, were as follows at December 31, 2004:

Deferred tax assets:
Loan loss reserves	$64,715
Organizational and pre-opening expenses	80,973
Securities available for sale	3,275

148,963

Deferred tax liability
Depreciation	52,171

Valuation allowance	93,517

Net deferred tax assets	$3,275

The Company recorded a valuation allowance to offset the tax benefits due to this being the initial year of operations.

The Company has a tax net operating loss of approximately $450,000 that will expire in 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Bank’s commitments is as follows at December 31, 2004.

Commitments to extend credit	$3,187,851
Standby letters of credit	6,000

$3,193,851

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Bank deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	CONCENTRATIONS OF CREDIT

The Company’s subsidiary makes agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market areas described in Note 1. A substantial portion of the Bank’s customers’ abilities to honor their contracts is dependent on the business economy in those areas.

Sixty-five percent (65%) of the Bank’s loan portfolio was concentrated in real estate loans. A substantial portion of these loans are secured by real estate in the Bank’s primary market area. The ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Bank’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

NOTE 12.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, no retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s categories.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands, except per share data)
As of December 31, 2004
Total Capital to Risk Weighted Assets:	$5,671	23.14%	$1,961	8.00%	$2,451	10.00%

Tier I Capital to Risk Weighted Assets:	$5,421	22.12%	$980	4.00%	$1,470	6.00%

Tier I Capital to Average Assets:	$5,421	18.46%	$1,175	4.00%	$1,468	5.00%

NOTE	13. SUPPLEMENTARY INCOME AND EXPENSE DATA

Following is a summary of expense items which exceeded one percent of total income for the year ended December 31, 2004.

Other expenses:
Advertising	$14,764
ATM expense	25,216
Bank supplies	51,292
Licenses	24,625
Loan expense	11,404
Postage	9,272
Professional fees	40,279
Telephone	17,487

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash, Due From Banks and Federal Funds Sold:

The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

Securities:

Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans:

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance-Sheet Instruments:

Fair values of the Bank’s off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank’s off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows at December 31, 2004:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$3,700,703	$3,700,703
Federal funds	3,780,000	3,780,000
Investment securities	3,093,258	3,093,258
Restricted equity securities	200,800	200,800
Loans	24,315,290	23,279,000
Less allowance for loan losses	250,000	250,000

Loans, net	24,065,290	23,029,000

Accrued interest receivable	242,477	242,477
Financial liabilities:
Deposits	30,194,387	30,214,849
Accrued interest payable	68,207	68,207

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheet as of December 31, 2004 and the condensed statements of operations and cash flows of Bainbridge Bancshares, Inc. as of and for the year ended December 31, 2004:

CONDENSED BALANCE SHEET

Assets
Cash	$426,163
Investment in subsidiary	5,414,530

Total assets	$5,840,693

Liabilities, other	$191

Stockholders’ equity	5,840,502

Total liabilities and stockholders’ equity	$5,840,693

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENT OF OPERATIONS

Interest income	$5,026

Expense
Interest expense	13,693
Other expense	19,198

Total expense	32,891

Loss before equity in net loss of subsidiary	(27,865)
Equity in net loss of subsidiary	(438,199)

Net loss	$(466,064)

CONDENSED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
Net loss	$(466,064)

Adjustments to reconcile net loss to net cash used in operating activities:
Undistributed loss of subsidiary	438,199
Decrease in other liabilities	(7,799)
Decrease in other assets	34,004

Total adjustments	464,404

Net cash used in operating activities	(1,660)

INVESTING ACTIVITIES
Purchases of premises and equipment	(190,918)
Proceeds from sale of premises and equipment to subsidiary	762,553
Reimbursement of pre-opening costs by subsidiary	140,915
Capital contribution to subsidiary	(6,000,000)

Net cash used in investing activities	(5,287,450)

FINANCING ACTIVITIES
Principal payments on notes	(750,000)
Stock offering costs	(46,164)
Proceeds from issuance of capital stock	6,499,000

Net cash provided by financial activities	5,702,836

Net increase in cash	413,726
Cash at beginning of year	12,437

Cash at end of year	$426,163